================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                iPrint.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    462628108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [_]   Rule 13d-1(b)
   [_]   Rule 13d-1(c)
   [X]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

================================================================================

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 2 OF 21 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Canaan Equity L.P.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    3,188,589
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            3,188,589
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,188,589
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 21 Pages

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 3 OF 21 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Canaan Equity Partners LLC
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Liability Company
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          3,188,589
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    3,188,589
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,188,589
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 21 Pages

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 4 OF 21 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Harry T. Rein
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          3,188,589
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    3,188,589
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,188,589
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 21 Pages

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 5 OF 21 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James C. Furnivall
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          3,188,589
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    3,188,589
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,188,589
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 21 Pages

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 6 OF 21 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stephen L. Green
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          3,188,589
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    3,188,589
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,188,589
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 21 Pages

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 7 OF 21 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Deepak Kamra
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    26,572
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          3,188,589
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            26,572
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    3,188,589
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,215,161
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.1%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 21 Pages

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 8 OF 21 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gregory Kopchinsky
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          3,188,589
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    3,188,589
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,188,589
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 21 Pages

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 9 OF 21 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Guy M. Russo
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          3,188,589
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    3,188,589
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,188,589
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 21 Pages

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 10 OF 21 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John V. Balen
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    1,000
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          3,188,589
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            1,000
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    3,188,589
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,189,589
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 21 Pages

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 11 OF 21 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Eric A. Young
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    1,000
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          3,188,589
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            1,000
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    3,188,589
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,189,589
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 21 Pages

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 12 OF 21 PAGES
===================                                          ===================


Item 1(a).  Name of Issuer
            --------------
            iPrint.com, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices
            -----------------------------------------------
            1450 Oddstad Drive
            Redwood City, CA  94063

Item 2(a).  Name of Person Filing
            ---------------------
            This statement is filed by Canaan Equity L.P. ("Canaan Equity"), a Delaware limited partnership, Canaan Equity Partners LLC ("CEP"), a Delaware limited liability company and sole general partner of Canaan Equity, and Harry T. Rein, John V. Balen, James C. Furnivall, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo, and Eric A. Young. Canaan Equity, CEP, and Messrs. Rein, Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young (who serve as managers of CEP), are collectively referred to as the "Reporting Persons" in this Schedule 13G.

Item 2(b).  Address of Principal Business Office or, if None, Residence
            -----------------------------------------------------------
            Except in the case of, John V. Balen, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal business address of John V. Balen, Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c).  Citizenship
            -----------
            Canaan Equity, is a limited partnership organized under the laws of Delaware. CEP is a limited liability company organized under the laws of Delaware. Each of the Partners is a citizen of the United States.

Item 2(d).  Title of Class of Securities
            ----------------------------
            This Schedule 13G report relates to the Common Stock, par value $.001 ("Common Stock") of iPrint.com, Inc. ("the Company").

Item 2(e).  CUSIP Number
            ------------
            CUSIP number 462628108

Item 3.     If this statement is filed pursuant to ss.ss.240.13d-1(b) or
            ------------------------------------------------------------
            240.13d-2(b) or (c), check whether the person filing is a:
            ----------------------------------------------------------
            (a) [ ] Broker or dealer registered under section 15 of the Act (15
                    U.S.C. 78o).
            (b) [ ] Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 13 OF 21 PAGES
===================                                          ===================




            (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).
            (d) [ ] Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C 80a-8).
            (e) [ ] An investment adviser in accordance with
                    ss.240.13d-1(b)(1)(ii)(E);
            (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
            (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
            (h) [ ] A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

            None.

Item 4.     Ownership
            ---------
            (a)  Amount beneficially owned:

                 As of December 31, 2001, Canaan Equity is the record holder of 3,188,589 shares of Common Stock. As the General Partner of Canaan Equity, CEP may be deemed to own beneficially 3,188,589 shares of Common Stock (the "Record Shares"). As individual managers of CEP, Messrs. Rein, Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young may also be deemed to own beneficially the Record Shares.

                 As of December 31, 2001, (i) Mr. Balen is also the record owner of 1,000 shares of Common Stock, (ii) Mr. Kamra is also the record owner of 26,572 shares of Common Stock, and (iii) Mr. Young is also the record owner of 1,000 shares of Common Stock.

            (b)  Percent of Class:

                 Mr. Kamra: 5.1%.
                 Each other Reporting Person: 5.0%.
                 The foregoing percentages are based on the 63,368,000 shares of Common Stock reported to be outstanding as of November 1, 2001 by Bloomberg L.P.

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 14 OF 21 PAGES
===================                                          ===================



            (c)  Number of shares to which such person has:

                                                  NUMBER OF SHARES
                                     ------------------------------------------
            (c)  Reporting Person       (i)        (ii)      (iii)      (iv)
                 -----------------   ---------  ---------  ---------  ---------
                 Canaan Equity       3,188,589          0  3,188,589          0
                 CEP                         0  3,188,589          0  3,188,589
                 Harry T. Rein               0  3,188,589          0  3,188,589
                 John V. Balen           1,000  3,188,589      1,000  3,188,589
                 James C. Furnivall          0  3,188,589          0  3,188,589
                 Stephen L. Green            0  3,188,589          0  3,188,589
                 Deepak Kamra           26,572  3,188,589     26,572  3,188,589
                 Gregory Kopchinsky          0  3,188,589          0  3,188,589
                 Guy M. Russo                0  3,188,589          0  3,188,589
                 Eric A. Young           1,000  3,188,589      1,000  3,188,589

                 (i)   Sole power to vote or direct the vote
                 (ii)  Shared power to vote or to direct the vote
                 (iii) Sole power to dispose or to direct the disposition of
                 (iv)  Shared power to dispose or to direct the disposition of

Item 5.     Ownership of Five Percent or Less of a Class
            --------------------------------------------
            Not Applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person
            ---------------------------------------------------------------
            Not applicable.


Item 7.     Identification and Classification of the Subsidiary which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company
            ------------------------------------------------------------
            Not applicable.


Item 8.     Identification and Classification of Members of the Group
            ---------------------------------------------------------
            Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b)(ii)(J).


Item 9.     Notice of Dissolution of Group
            ------------------------------
            Not applicable.


Item 10.    Certification
            -------------
            Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


DATE:  February 12, 2002

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 15 OF 21 PAGES
===================                                          ===================



                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Canaan Equity L.P.

By:  Canaan Equity Partners LLC
     Its General Partner

By:              *
     ----------------------------
     Manager


Canaan Equity Partners LLC

By:              *
     ----------------------------
     Manager


                 *
---------------------------------
Harry T. Rein


                 *
---------------------------------
James C. Furnivall


                 *
---------------------------------
Stephen L. Green


                 *
---------------------------------
Deepak Kamra


                 *
---------------------------------
Gregory Kopchinsky


                 *
---------------------------------
Guy M. Russo

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 16 OF 21 PAGES
===================                                          ===================






                 *
---------------------------------
John V. Balen


                 *
---------------------------------
Eric A. Young




                                                         *By:  /s/ Guy M. Russo
                                                               -----------------
                                                               Guy M. Russo
                                                               Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 17 OF 21 PAGES
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------


                             JOINT FILING AGREEMENT
                             ----------------------

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of iPrint.com, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


Canaan Equity L.P.

By:  Canaan Equity Partners LLC
     Its General Partner

By:              *
     ----------------------------
     Manager


Canaan Equity Partners LLC

By:              *
     ----------------------------
     Manager


                 *
---------------------------------
Harry T. Rein


                 *
---------------------------------
James C. Furnivall


                 *
---------------------------------
Stephen L. Green


                 *
---------------------------------
Deepak Kamra


                 *
---------------------------------
Gregory Kopchinsky


                 *
---------------------------------
Guy M. Russo

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 18 OF 21 PAGES
===================                                          ===================






                 *
---------------------------------
John V. Balen


                 *
---------------------------------
Eric A. Young




                                                         *By:  /s/ Guy M. Russo
                                                               -----------------
                                                               Guy M. Russo
                                                               Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 19 OF 21 PAGES
===================                                          ===================

                                                                       EXHIBIT 2
                                                                       ---------




                                POWER OF ATTORNEY
                                -----------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Equity L.P. or Canaan Equity Partners LLC pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

===================                                          ===================
CUSIP NO. 462628108                   13G                    PAGE 20 OF 21 PAGES
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         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.

CANAAN EQUITY L.P.

By:  Canaan Equity Partners LLC
     Its General Partner

By:  /s/ Harry T. Rein
     ----------------------------
     Member/Manager


CANAAN EQUITY PARTNERS LLC

By:  /s/ Harry T. Rein
     ----------------------------
     Member/Manager


/s/ Harry T. Rein
---------------------------------
Harry T. Rein


/s/ Guy M. Russo
---------------------------------
Guy M. Russo


/s/ Gregory Kopchinsky
---------------------------------
Gregory Kopchinsky


/s/ Eric A. Young
---------------------------------
Eric A. Young


/s/ Stephen L. Green
---------------------------------
Stephen L. Green


/s/ James C. Furnivall
---------------------------------
James C. Furnivall

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CUSIP NO. 462628108                   13G                    PAGE 21 OF 21 PAGES
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/s/ Deepak Kamra
---------------------------------
Deepak Kamra


/s/ John V. Balen
---------------------------------
John V. Balen